ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF

ARRAKIS MINING RESEARCH, INC.

Document Number P13000052008

The undersigned, being the Chief Executive Officer and Chairman of the Board of Directors of Arrakis Mining Research, Inc., a Florida corporation, hereby certifies that the following Amendment to the Corporation’s Articles of Incorporation has been adopted by the shareholders and the Board of Directors of the Corporation via unanimous written action without a meeting on December 26, 2014 with each director of the Company waiving notice of the meeting.

ARTICLE

Corporate Name

The name of this corporation is Atacama Resources International Inc. (the “Corporation”).

The amendment was adopted by the shareholders and approved by the Board of Directors.  The number of votes cast for the amendment was sufficient for approval.

In all other respects, the Articles of Incorporation shall remain as they were prior to this Amendment being adopted.

Date:

December 29, 2014

ARRAKIS MINING RESEARCH, INC.

/s/:  Kenneth Olsen

Chairman of the Board of Directors